EXHIBIT 10.4

January 3, 2018

VIA ELECTRONIC & REGULAR MAIL
PERSONAL AND CONFIDENTIAL

Ms. Lisa Dow
212 Phoenix Way
Vancouver, WA 98661

Re:    Employment Offer

Dear Lisa:

We are pleased to extend you an offer of employment as EVP, Chief Risk Officer (collectively, “CRO”) for the Columbia Banking System, Inc., including without limitation its wholly-owned subsidiary Columbia Bank (collectively, the “Bank”). This letter confirms the terms and conditions of our offer, and supersedes any prior discussions or representations. Please review it carefully at your earliest opportunity and let me know if you have any questions or concerns, or a different recollection of anything discussed. If you accept our offer, please sign the last page of this letter, retain a copy of the entire letter for your own records, and return the original with your signature to me. Please also bear in mind that this offer remains contingent upon satisfactory completion of a background check.

Location/Reporting/Duties: As CRO, you will office at our corporate headquarters in Tacoma and you will report to, and take direction from, me, as President and Chief Executive Officer. You will be expected to timely and satisfactorily perform the duties customarily performed by a CRO. Your precise duties may be changed, extended or curtailed, from time to time at my discretion or that of the Board of Directors (“Board”); provided, however, that no material changes will be made without first consulting with you. As a member of executive leadership, you will be required to devote your entire working time, effort and skill to the Bank’s business and affairs; to faithfully and diligently serve the Bank’s interests; and to not engage in any business or employment activity that is not on the Bank’s behalf (whether or not pursued for gain or profit), except for (a) activities approved in writing in advance by me or the Board and (b) passive investments that do not involve you rendering advice or service to the businesses in which the investments are made.

Term/At-Will:    Your employment with us is for an indefinite term. While we hope and expect that it will be a mutually rewarding relationship, the unfortunate fact is that circumstances can change and employment terminations do occur from time to time. For these reasons, you should understand that your employment with the Bank is on an at-will basis. You and we are free to end the relationship at any time for any reason. The Bank is not required to show cause, provide progressive discipline or follow any other procedure before discharge. This policy may be changed only by way of a written agreement signed by me. If you hear or read any statements in the future that suggest to you that your employment status is something other than at-will, you should disregard them and advise me immediately.

Annual Salary: Your initial annual salary will be in the gross amount of Two Hundred and Forty-Five Thousand and No Cents ($245,000.00). Your annual salary will be reviewed at least annually as part of the Bank’s regular compensation review process and may be adjusted at the Bank’s discretion.

Annual Incentive Compensation: You will be eligible to participate in the Bank’s Annual Incentive Compensation Plan, which currently provides a target opportunity for an annual incentive in an amount equal to up to forty percent (40%) of your annual salary. The determinations whether, and in what amounts, to award this form of annual incentive are made at the Bank’s discretion or as otherwise provided in the governing plan document.
One-Time Signing & Relocation Bonus: You will be provided a one-time signing and relocation bonus in the gross sum of Twenty-Five Thousand Dollars and No Cents ($25,000.00). This sum will be subject to regular payroll deductions and withholding, per applicable law, and the Bank’s customary payroll practices. It is provided on the expectation, and condition, that you successfully complete at least two (2) years of continuous employment with the Bank. Consequently, you understand and agree that in the event that, prior to successful completion of the referenced two (2)-year period, your employment is terminated for cause, or you resign, the signing and relocation bonus is subject to reimbursement on a straight-line prorated basis. This means, for example, that if you resign after successful completion of only twelve (12) months of continuous employment, which is fifty percent (50%) of the two (2)-year obligation, you shall be obligated to repay the Bank Twelve Thousand and Five Hundred Dollars and No Cents ($12,500.00), which represents fifty percent (50%) of the signing and relocation bonus. For purposes of this repayment obligation, “cause” is determined at the Bank’s discretion and includes, by way of example and without limitation, (i) any act of dishonesty, whether by affirmative misrepresentation, omission, or other means; (ii) any act or omission that causes, or reasonably could cause, harm to the Banks’ standing, reputation and/or goodwill; (iii) violation of the Bank’s policies, now in effect or hereafter amended, regarding ethics, conflicts of interest, governmental reporting, regulatory oversight and/or equal employment opportunity (including its policies prohibiting harassment, discrimination and retaliation); (iv) conviction of, or plea of nolo contendere to, a felony, or to any crime involving violence (actual or threatened), fraud, embezzlement or any other act of moral turpitude; (v) unauthorized or improper use or disclosure of any confidential information or trade secrets of the Bank and/or its business partners, customers, and/or officers or employees; (vi) breach of any obligation under any written agreement or covenant with the Bank, including any set forth in this offer letter/agreement; and/or (vi) failure or refusal to discharge job duties or responsibilities in a consistently timely and professional manner, provided that the failure or refusal continues or recurs after you have been provided written notice and a reasonable opportunity to cure, which shall not be less than thirty (30) days.    Repayment shall become immediately due and payable upon the effective date of your employment termination or resignation. Any portion of the required repayment that has not been received by the Bank within thirty (30) calendar days after the effective date of termination or resignation, as applicable, shall then begin to bear interest at six percent (6%) per annum until the required refund and such interest has been paid in full. Upon the effective date of termination or resignation, as applicable, or any time thereafter, the Bank may apply to the sum or outstanding balance of the repayment obligation any amounts otherwise payable to you in any form, including, without limitation, as earned salary and/or bonuses, paid vacation and/or severance, until the required repayment and such interest has been paid in full. By signing below and accepting this offer of employment, you agree that the Bank may, and you hereby authorize it to, deduct from your paycheck(s), including without limitation your final paycheck upon separation of employment, any amounts owed under this provision.

Benefits Generally: You will be eligible for all benefits currently or hereafter maintained by the Bank for senior executives. These benefits are described in more detail in our policies and formal plan documents, which will be made available to you. If you wish to review the policies or formal plan documents now, before deciding whether to accept this offer, please let me know and I will provide them to you. Please bear in mind that, with respect to benefits that are described in formal plan documents, the terms and conditions set forth in the plan documents control over any other statements, oral or written, regardless of source. Consequently, while we summarize the major benefits here, the governing plan documents control. Please also understand that our benefits package is subject to change. While we expect our package to remain intact, if not grow, due to ever-changing business circumstances we cannot promise to offer or maintain any particular type or level of benefits for any specific period or on any particular terms or conditions.

Long Term Equity Incentive Compensation: Pursuant to the terms and conditions set forth in the Amended and Restated Employee Stock Option and Equity Compensation Plan, you are eligible to participate in the Bank’s long term equity incentive program, which currently offers a target opportunity in an amount equal to up to fifty-five percent (55%) of your annual salary.

Vacation: You will be eligible for twenty-five (25) days of paid vacation annually, which shall be administered in accordance with the Bank’s general vacation policy.

401(k): Upon commencement of employment, you will be eligible to participate in the Bank’s 401(k) plan. You may defer up to seventy-five percent (75%) of your pay with pre-tax dollars up to the IRS limit. The Bank currently matches fifty (50) cents on the dollar of the first six percent (6%) of contribution. In addition, there is consideration each year of a discretionary contribution for each employee who is eligible to participate in the 401(k) Plan.

SERP: You will be eligible to participate in the Bank’s Supplemental Executive Retirement Plan (SERP), which, as previously discussed, provides a retirement benefit based upon a vesting schedule and certain eligibility conditions. The SERP also provides a benefit in the event of a qualifying disability equal to the following: the lump sum/actuarial equivalence of the projected benefit you are anticipated to receive upon attaining the normal retirement age of 65.

Split Dollar Agreement: You will be eligible to receive a Split Dollar Agreement providing that, in the event you are an active employee at the time of death, your beneficiaries will be entitled to receive a portion of the proceeds from certain life insurance policies owned by the bank (assuming you qualify for such insurance.

Group Insurance: We currently offer medical, dental, and AD&D coverages at our expense for you (the employee), and the option of extending coverage to eligible dependents at your expense. These coverages will begin on the first day of the month following your first day of active employment. We also currently offer you group long-term disability coverage for sixty-six and two-thirds percent (66 2/3%) of your base pay at the time of disability (up to a maximum $10,000 per month).

Employee Stock Purchase Plan: You will be eligible to participate in the Bank’s Employee Stock Purchase Plan. This plan currently provides for offering periods of six (6) months ending in the months of June and December. Once enrolled in the plan, the Bank will purchase stock through funds collected via payroll deduction. At the end of the offering period, the Bank will use the funds collected from you to purchase shares of common stock at the lower of the market price of the stock at either the beginning of the offering period or the last day of that period, less a ten percent (10%) discount.

Change in Control Agreement: You will be provided the opportunity for enhanced benefits, and corresponding contractual obligations, in the context of certain corporate events, pursuant to the Columbia State Bank Change In Control Agreement (CIC). Stated broadly, the benefits include severance and accelerated vesting, while the obligations include covenants against unfair competition.

Expenses: Upon timely presentation of all receipts and other documentation reasonably requested by the Bank, we will you for reasonable business expenses incurred in furtherance of your duties and responsibilities as CRO. Reimbursement will be administered in accordance with the Bank’s expense reimbursement policies and practices, as currently in effect or hereafter amended.

Lisa, we are indeed happy to extend this opportunity to you, and look forward to working with you. We are confident that you will continue to contribute greatly to the success of Columbia Bank.

To formally accept this offer of employment, please indicate so by signing below and returning this document to me by Friday, January 5, 2018. Meanwhile, as noted at the outset, please call me at 253-396-6985 with any questions you may have.

Sincerely,

/s/ HADLEY ROBBINS
Hadley Robbins
President and CEO

Confidentiality: You shall keep the existence of this Agreement and all items hereof (including, without limitation, the amount of any benefits received hereunder) strictly confidential. Please keep this Agreement in a secure, private location and use your best efforts to prevent this Agreement from being seen by others, including, without limitations, co-workers.

I, Lisa Dow, accept the aforementioned offer of employment. I intend to be available to start in this new role with Columbia Bank effective no later than February 1, 2018, or as determined by the Bank at its discretion.

/s/ LISA DOW        1/8/18
Lisa Dow        Date

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